 Exhibit 99.1

TradeZero, a Next-Generation, Active Trading Platform, to Become a Publicly Traded Company Through a Business Combination With Dune Acquisition Corporation

●	Full-Featured Trading Platform With Highly Engaged, Loyal Community of Active Trader Clients on a Global Basis

●	Estimated Post-Transaction Enterprise Value of $556 Million, With an Estimated $160 Million in Cash to Fund Organic Growth and Operational Initiatives (Assuming No Redemptions)

●	TradeZero Expects to Generate $114 Million of Revenue and $48 Million of Adjusted Net Income[1] in 2022

●	TradeZero Shareholders to Roll 100% of their Equity and Will Continue to be Led by Daniel Pipitone, Co-Founder & CEO of TradeZero Holding Corp.

●	Carter Glatt, CEO & Founder of Dune, to Join the TradeZero Board of Directors

NEW YORK, October 12, 2021 (GLOBE NEWSWIRE) – TradeZero Holding Corp. (“TradeZero” or the “Company”), which through its U.S. and Bahamas based broker-dealers offers a next-generation trading platform targeting the global active trader community, and Dune Acquisition Corporation (Nasdaq: DUNEU, DUNE, DUNEW) (“Dune”), a special purpose acquisition company, announced that they have entered into a definitive agreement for their business combination, which would result in TradeZero becoming a publicly listed company. The combined company will be called TradeZero Global Inc. upon the closing of the business combination and is expected to be listed on the New York Stock Exchange under a new ticker symbol, “TRAD”.

“Built By Active Traders, For Active Traders”, TradeZero was founded in 2015 by a team that leveraged decades of collective operating and trading experience to build a next-generation trading platform tailored to the needs of the ever-growing community of sophisticated traders. Active retail traders choose TradeZero and its subsidiaries for its professional-grade market access, sophisticated trading tools, and 24x7 live customer service. With its core offerings of U.S. equities, equity options, and its proprietary Short Locate Services (U.S. patent pending), TradeZero serves both domestic and international active traders, representing a robust and growing total addressable market.

Daniel Pipitone, Co-Founder and CEO of TradeZero, stated, “Fundamentally, we are a trading platform designed for the rapidly evolving demands of the individual active trader. As traders’ sophistication has increased across the retail community, we have built a new age system focused on providing the flexible capabilities needed to equalize the playing field when transacting in U.S. equities and equity options. We believe that we are in the early-innings of addressing an underserved end-market ripe for continued investment. As such, we are pleased to announce this milestone of a public listing and partnership with Dune, which we believe will accelerate our strategic direction to best capitalize on the expanding scope of active trading.”

Carter Glatt, Founder and CEO of Dune, continued, “We are excited to partner with Daniel, Kosta Corriveau, and the rest of TradeZero’s management team to bring this next-generation trading platform to the public markets. A founder-led business, TradeZero is a scaled, growth asset with superior operating margins and a differentiated product offering. Complemented by Dune’s synergistic thought leadership in Fintech and coupled with the powerful secular tailwinds of the rise of the retail trader and an attractive entry valuation relative to publicly-traded peers, we believe that a combination with TradeZero will provide significant value to our public investors.”

[1]	Adjusted Net income is a non-GAAP measure. See “Non-GAAP Measures.”

Investment highlights:

●	Significant and Growing Addressable Market Opportunity: Driven by powerful secular tailwinds, self-directed retail traders continue to grow in size and sophistication, demanding increasingly advanced trading functionality.

●	International Market Opportunities: TradeZero is currently in the process of expanding its services to the Canadian market and has developed plans for further international expansion.

●	Full-Featured Trading Platform: Designed to address the full spectrum of active traders, TradeZero combines professional grade market access, next-gen trading tools, and 24x7 customer support to optimally serve active traders.

●	Differentiated Short Locates Offering: Patent-pending service features a proprietary short locate marketplace and regularly delivers enhanced access to hard to locate securities.

●	Engaged, Loyal Community of Active Trader Clients: Platform capabilities and superior live customer service drives strong user growth, utilization and retention.

●	Compelling Unit Economics: Strong first year revenue yield of approximately $4,000 per account plus a historical customer acquisition cost of $225 leads to a first year revenue/CAC ratio of approximately 17.5x.

●	Robust Near-Term Revenue Per Account Expansion Potential: Organic, horizontal expansion opportunities include launch of a Crypto-currency offering, Institutional Short Sales Locates Access, Complex Options, and Self-Clearing functionality.

●	Unique Combination of Growth and Profitability: Superior expected revenue growth for 2021-2023 of 35% with expected adjusted net income margins above 40% compares favorably to its publicly traded peer group.

●	Experienced Founder-Led Management Team: Leadership team comprised of active traders and technologists has prior exits in the brokerage space; founded and scaled TradeZero with no outside capital to date.

Business combination highlights:

Under the terms of the proposed business combination, Dune will merge with TradeZero at a pro forma combined enterprise value of approximately $556 million and equity value of $716 million (assuming no redemptions), representing a price-to-earnings multiple of 14.9x projected net income for 2022.

Cash proceeds of the business combination will fund up to $160 million of cash to TradeZero’s balance sheet. The cash components of the transaction will be funded by Dune’s cash in trust of $172.5 million (assuming no redemptions). The balance of the consideration to TradeZero’s equity holders will consist of equity in the combined company. Existing TradeZero equity holders, including the management team, will roll 100% of their equity into the combined company and will remain the largest stockholders with approximately 70% of ownership immediately following the business combination (assuming no redemptions by Dune’s stockholders). Existing TradeZero equity holders have the potential to receive an earnout for additional shares of common stock if certain price targets are met as set forth in the definitive merger agreement.

The business combination is expected to close in the 1st quarter of 2022 and remains subject to approval by Dune’s stockholders and customary closing conditions.

Advisors

PJT Partners is serving as financial advisor and Winston & Strawn LLP and White & Case LLP are serving as legal advisors to Dune.

Appleby Capital is serving as financial advisor and Vinson & Elkins LLP is serving as legal advisors to TradeZero.

PJT Partners, Cantor Fitzgerald, and Needham & Co. are serving as capital markets advisors to Dune.

About TradeZero

TradeZero Holding Corp. owns TradeZero, Inc., a Nassau, Bahamas based broker-dealer serving international clients since 2015, and TradeZero America, Inc., a U.S. broker-dealer serving U.S. clients since 2019. TradeZero America, Inc. is a member of The New York Stock Exchange, NYSE Arca, Inc., NYSE American LLC, and Cboe EDGX Exchange, Inc. Through its subsidiaries, TradeZero offers retail investors commission-free stock trading and direct market center access to U.S equities and equity options trading. TradeZero provides its clients with an advanced suite of desktop, web-based and mobile software platforms, all of which include its proprietary Short Locator (U.S. patent pending). TradeZero’s innovative features and capabilities for stock shorting accommodate all types of retail investors, especially the active trader. Visit https://www.tradezero.co for more information.

About Dune Acquisition Corporation

Dune Acquisition Corporation was founded by its Chief Executive Officer, Carter Glatt, to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Additional Information and Where to Find It

The proposed business combination with TradeZero (the “Business Combination”) will be submitted to Dune’s stockholders for their consideration. Dune intends to file a proxy statement (the “Proxy Statement”) that will be sent to all holders of Dune’s common stock in connection with its proposed Business Combination with TradeZero (the “Business Combination”). This document does not contain all the information that should be considered concerning the proposed Business Combination and is not intended to form the basis of any investment decision or any other decision in respect of the Business Combination. Dune’s stockholders, TradeZero’s stockholders and other interested persons are advised to read, when available, the preliminary Proxy Statement and the amendments thereto and the definitive Proxy Statement and other documents filed in connection with the proposed Business Combination, as these materials will contain important information about TradeZero, Dune and the Business Combination. When available, the definitive Proxy Statement and other relevant materials for the proposed Business Combination will be mailed to stockholders of Dune as of a record date to be established for voting on the proposed Business Combination. Dune stockholders and TradeZero stockholders will also be able to obtain copies of the preliminary Proxy Statement, the definitive Proxy Statement and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to Dune’s secretary at 700 S. Rosemary Avenue, Suite 204, West Palm Beach, FL 33401, (917) 742-1904.

Participants in Solicitation

Dune and its directors and executive officers may be deemed participants in the solicitation of proxies from Dune’s stockholders with respect to the proposed business combination with TradeZero. A list of the names of those directors and executive officers and a description of their interests in Dune is contained in Dune’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2020, which was filed with the SEC and is available free of charge at the SEC’s web site at www.sec.gov. To the extent such holdings of Dune’s securities may have changed since that time, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such participants will be contained in the Proxy Statement for the proposed Business Combination when available. TradeZero and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from Dune’s stockholders with respect to the proposed Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed Business Combination will be included in the Proxy Statement for the proposed Business Combination when available.

Cautionary Note Concerning Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed business combination between TradeZero and Dune (the “Business Combination”), including statements regarding the benefits of the Business Combination, the anticipated timing of the Business Combination, the services offered by Trade Zero and Trade Zero’s projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the risk that the proposed Business Combination disrupts TradeZero’s current plans and operations; (ii) the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of TradeZero to grow and manage growth profitably and retain its key employees; (iii) costs related to the proposed Business Combination; (iv) changes in applicable laws or regulations; (v) the possibility that Dune or TradeZero may be adversely affected by other economic, business, and/or competitive factors; (vi) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (vii) the outcome of any legal proceedings that may be instituted against Dune or TradeZero following the announcement of the merger agreement; (viii) the inability to complete the proposed Business Combination, including due to failure to obtain approval of the stockholders of Dune or TradeZero, certain regulatory approvals or satisfy other conditions to closing in the merger agreement; (ix) the impact of COVID-19 on TradeZero’s business and/or the ability of the parties to complete the proposed Business Combination; (x) the inability to obtain or maintain the listing of New TradeZero’s shares of common stock on a national securities exchange following the proposed transaction; or (xi) other risks and uncertainties indicated from time to time in the Proxy Statement relating to the proposed Business Combination, including those under “Risk Factors” therein, and in Dune’s or TradeZero’s other filings with the SEC. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of Dune’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2020, including those set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K/A filed with the SEC on June 21, 2021, and the Proxy Statement discussed above and other documents filed by Dune from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and TradeZero and Dune assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither TradeZero nor Dune gives any assurance that either TradeZero or Dune will achieve its expectations.

Non-GAAP Measures

Some of the financial information and data contained in this press release, such as Adjusted Net Income, have not been prepared in accordance with the United States’ generally accepted accounting principles (“GAAP”). We define Adjusted Net Income  as net income adjusted to eliminate the effect of stock-based compensation which has not been determined. These non-GAAP financial measures (including on a projected basis) are an addition, and not a substitute for or superior, to measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP. The Company believes that non-GAAP financial information may be helpful to investors because it provides consistency and comparability with past financial performance and useful supplemental information about the Company. There are a number of limitations related to the use of non-GAAP financial metrics versus their nearest GAAP equivalents. For example, other companies may calculate non-GAAP metrics differently or may use other metrics to evaluate their performance, all of which could reduce the usefulness of the Company’s non-GAAP financial metrics as tools for comparison. Additionally, to the extent that forward-looking non-GAAP financial measures are provided in this press release, they are presented on a non-GAAP basis without reconciliations of such forward-looking non-GAAP measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations. The Company urges you to not rely on any single financial measure to evaluate the business.

Contacts
Carter Glatt

 Dune Acquisition Corporation

ir@duneacq.com
(917) 742-1904

TradeZero Holding Corp.

Steve Anreder or Michael Wichman

Anreder & Co.

(212) 532-3232

ir@tradezero.co